EXHIBIT 7


                        Senior Secured Convertible Note

          THIS NOTE AND ANY SECURITIES INTO WHICH THIS NOTE MAY BE CONVERTED (COLLECTIVELY, THE "SECURITIES") HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR THE SECURITIES LAWS OF ANY OTHER JURISDICTION. THE SECURITIES MAY NOT BE OFFERED, SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER THE SECURITIES ACT AND OTHER APPLICABLE SECURITIES LAWS.

                                  COSI, INC.

                        SENIOR SECURED CONVERTIBLE NOTE
                        -------------------------------

$969,240.50               Due December 31, 2004              New York, New York
                                                                 August 5, 2003

            Unless converted pursuant to Section 5 hereof, Cosi, Inc., a Delaware corporation (the "Borrower"), hereby unconditionally promises to pay to the order of ZAM Holdings, L.P., a Delaware limited partnership ("Lender"), (Lender, its successors or assigns, as applicable, "Holder"), in lawful money of the United States of America and in immediately available funds, the principal amount of Nine Hundred Sixty Nine Thousand Two Hundred Forty Dollars and 50 Cents ($969,240.50) (the "Loan") on December 31, 2004 (the "Maturity Date"); and to pay interest at the time, in the form and at the rate set forth herein on the unpaid principal amount hereof, for the period commencing August 5, 2003 until such principal amount shall be paid in full. This Senior Secured Convertible Note (as amended, supplemented, extended, restated, renewed, refunded, replaced, refinanced, increased in amount or otherwise modified, in each case from time to time and whether in whole or in part, this "Note") evidences the unpaid principal amount of the Loan together with all accrued and unpaid interest thereon (collectively, and together with all other amounts payable under this Note, the "Obligations").

            This Note is issued to Holder in accordance with and subject to the following terms and conditions:

      1. Interest.

            (a) The outstanding principal amount of the Loan shall accrue interest from the date hereof until all payments hereunder have been irrevocably paid in full or this Note has been converted as provided in
Section 5 hereof at a per annum rate equal at all times to the lesser of (i) the maximum lawful rate of interest in effect at such time under "applicable law" (as defined below), and (ii) the rate of interest publicly announced from time to time by Bank of America or any successor thereto, as its prime rate or reference rate (provided, that if such financial institution publicly announces more than one prime rate or reference rate, then the higher or highest of such rates) (such rate, the "Index") plus three-quarters (0.75) percentage points per annum (provided, that such rate shall be adjusted concurrently with, and such adjustments shall be effective on the same date as, adjustments announced in such prime rate), compounded monthly; provided, however, that from and after either (i) the occurrence of an Event of Default (as defined below) (whether or not the Holder has elected to accelerate unpaid principal and interest under this Note as a result of such Event of Default); or (ii) the maturity of this Note (whether the stated maturity date of this Note or the maturity date resulting from the Holder's acceleration of unpaid principal and interest), then in either of such circumstances, interest on the unpaid principal balance of this Note shall accrue at a rate equal to eight percent (8%) per annum above the otherwise applicable rate stated above. Interest shall be calculated on the basis of a year of 360 days and shall accrue on the outstanding principal amount of this Note and, to the extent permitted by law, on any accrued but unpaid interest thereon that has been compounded until all payments hereunder have been irrevocably paid in full or the Note has been converted as provided in Section 5. Borrower acknowledges and agrees that the calculation of interest on the basis described in the immediately preceding sentence may result in the accrual and payment of interest in amounts greater than those which would be payable if interest were calculated on the basis of a three hundred sixty-five (365) day year. Except as otherwise provided herein, accrued and unpaid interest hereunder shall be due and payable monthly on the seventh (7th) day of the month, with the first such payment being payable on September 7, 2003.

            (b) If the Index ceases to be made available, the Holder shall select an alternate index as a substitute for the Index (the "Substituted Index") which, in the Holder's good faith judgment, is comparable to the Index and which is not likely to result in the interest rate being substantially different than if such prior Index had continued to be made available. In such event, the Holder shall adjust the percentage point spread set forth above (the "Spread") based on the value of the Substituted Index as of the last preceding date on which the interest rate was adjusted or, if no such adjustment has yet occurred, as of the date of this Note, such that the sum of the Substituted Index and the adjusted Spread equals the sum of the prior Index plus the prior Spread. Borrower acknowledges and agrees that the Index represents an index which is quoted, published or announced from time to time by the financial institution identified above as an index for variable interest rates. If either (i) First Republic Bank holds the note, in the amount of $3,000,000, dated March 31, 2003, of the Company (the "First Republic Note") and consents if and to the extent required or (ii) the First Republic Note has been retired or has been transferred pursuant to the put and call arrangements to which the First Republic Note is subject, this Note is secured by a security agreement substantially in the form as attached as Exhibit A executed in favor of the Holder, as secured party ("Security Agreement"), provided, however, that the Company agrees that it shall not grant any other Person security in any of the property of the Company (other than with respect to equipment pledged to secure the Company's equipment loan credit facility) and that it shall execute the Security Agreement as soon as the conditions in either (i) or (ii) are satisfied.

            (c) It is expressly stipulated and agreed to be the intent of the Holder and the Borrower to, at all times, conform to and contract in strict compliance with applicable usury laws from time to time in effect. All agreements between the Holder and the Borrower, including, without limitation, this Note, are hereby limited by the provisions of this Section 1(c) which shall override and control all such agreements, whether now existing or hereafter arising and whether written or oral. In no way, nor in any event or contingency (including, but not limited to, prepayment, default, demand for payment or acceleration of maturity), shall the interest taken, reserved, contracted for, charged, chargeable, received or collected under this Note exceed the maximum nonusurious amount permitted by applicable law (the "Maximum Amount"). If, from any possible construction of any agreement, document or instrument (including, without limitation, this Note), interest would otherwise be payable in excess of, or is adjudicated to be payable in excess of, the Maximum Amount, any such construction shall be subject to the provisions of this Section 1(c), and, ipso facto, such agreement, document or instrument shall be reformed and the interest payable shall be reduced to the Maximum Amount, without the necessity of execution of any amendment or new document. If the Holder shall ever receive anything of value that is characterized as interest under applicable law and that would apart from this provision be in excess of the Maximum Amount, an amount equal to the amount that would have been excessive interest shall, without penalty, be applied first to the reduction of the outstanding principal amount of this Note, and second to the reduction of any other amounts due and payable under this Note, and not to the payment of interest, or promptly refunded to the Borrower or the other payor thereof if and to the extent such amount that would have been excessive exceeds such unpaid principal amount and such other amounts. The right to accelerate maturity of this Note or any other indebtedness does not include the right to accelerate any interest that has not otherwise accrued on the date of such acceleration, and the Holder does not intend to take, reserve, contract for, charge, receive or collect any unearned interest in the event of acceleration. All interest paid or agreed to be paid to the Holder shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full stated term (including any renewal or extension) of the indebtedness to which it relates so that the amount of interest thereon does not exceed the Maximum Amount. As used in this Section 1(c), the term "applicable law" shall mean the laws of the State of New York or the federal laws of the United States, whichever laws allow the greater interest, applicable to commercial loans as such laws now exist or may be changed or amended or come into effect in the future.

      2. Payments.

            (a) All payments of principal and interest with respect to this Note shall be made on the due date thereof no later than 3:00 p.m., New York, New York time, in immediately available funds in lawful money of the United States of America (without any counterclaim, offset or deduction whatsoever and free and clear of, and without withholding or deduction for or on account of, any present or future taxes, levies, imposts, duties, charges or fees of any nature), to the Holder by wire transfer (and pursuant to specific instructions to be supplied by the Holder prior to the date of the first such payment). All payments (including all prepayments) hereunder received by the Holder shall be applied first to the payment of accrued and unpaid interest hereunder and only thereafter to the outstanding principal balance of this Note. Any payment received by the Holder after 3:00 p.m., New York, New York time, on any day, will be deemed to have been received on the next following "Business Day." "Business Day" means any day on which banks are not authorized to be closed for business in New York, New York.

            (b) The Holder and any person (including any natural person, partnership, joint venture, corporation, limited liability company, association, company, trust, any other entity, unincorporated organization and government and any department, political subdivision or agency thereof, "Person") to which the Holder sells, assigns, grants a participation in, or otherwise transfers, part or all of its interest in this Note agree that on the date the Holder or Person becomes a party to this Note, and from time to time thereafter if requested by the Borrower or required because, as a result of a change in law or a change in circumstances or otherwise, a previously delivered form or statement becomes incomplete or incorrect in any material respect, it will deliver complete, accurate and duly executed forms or other statements prescribed by the Internal Revenue Service of the United States certifying the Holder's or such Person's exemption from United States withholding taxes (including backup withholding taxes) with respect to all payments to be made to such Holder or Person under this Note, provided that any such Holder or Person shall not be required to deliver such forms or statements because such exemption is not available to such Holder or Person as the result of a change in law or interpretation taking effect after the later of the date hereof, or the date on which such Person acquired an interest in the Note.

            (c) Voluntary prepayment of the entire amount of the outstanding principal (but not a portion that is less than the entire amount) of this Note and any accrued and unpaid interest hereunder (the "Voluntary Prepayment") shall be permitted prior to the Maturity Date, at the option of the Borrower, without premium or penalty, provided, however, that the Borrower shall not be permitted to make any Voluntary Prepayment if, within five (5) Business Days of receiving notice from the Borrower of its intention to make the Voluntary Prepayment, the Holder provides notice to the Borrower of its intention to exercise any or all of the Holder's rights pursuant to Section 5 hereof.

            (d) The Borrower agrees that to the extent the Borrower makes a payment or payments hereunder which payment or payments, or any part thereof, are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to the Borrower, its successors or assigns under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or repayment, the obligations, or part thereof, under this Note that have been paid, reduced or satisfied by such amount shall be reinstated and continued in full force and effect as of the time immediately preceding such initial payment, reduction or satisfaction.

      3. Representations and Warranties. Borrower hereby represents, warrants and covenants to the Holder that (i) all of the following provisions of this
Section 3 are true and correct at and as of the date of this Note and (ii) all of the following provisions of this Section 3 are, and shall be, true and correct at and as of each such date during which this Note is outstanding (with the same effect as though made at and as of each such date during which this Note is outstanding). Borrower's representations and warranties shall survive the execution of this Note, notwithstanding any investigation at any time made by or on behalf of any party.

            (a) Organization. Each of the Borrower and its Subsidiaries (as defined below) (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (ii) has all corporate power and authority to own, lease and operate its property and to carry on its business as now being conducted or as its business is contemplated to be conducted and to consummate the transactions contemplated by this Note and (iii) is duly qualified or licensed to do business and is in good standing as a foreign corporation under the laws of each jurisdiction where the nature of the property owned or leased by it or the nature of the business conducted by it makes such qualification or license necessary, except where the failure to be so qualified or licensed (1) would not reasonably be expected to either prevent or delay its ability to perform its obligations under this Note and (2) could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (as defined below). For purposes of this Agreement, a "Subsidiary" of any Person shall mean any corporation, partnership, joint venture or other legal entity of which such Person (either alone or through or together with any other Subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership, joint venture or other legal entity.

            (b) Due Authorization. The Borrower has all requisite corporate power and authority to enter into, execute and deliver this Note and to perform its respective obligations hereunder, and has taken all necessary corporate action required for the due authorization, execution, delivery and performance by it of this Note.

            (c) Due Execution; Enforceability. This Note has been duly and validly executed and delivered by the Borrower and constitutes the valid and binding obligation of the Borrower enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

            (d) Consents. Neither the execution, delivery or performance of this Note by the Borrower, nor the consummation by the Borrower of its respective obligations and the transactions contemplated by this Note, requires any consent or approval of, authorization by, exemption from, filing or registration with, or notice to any United States (Federal, state or local) or foreign government, or governmental, regulatory, judicial or administrative authority, agency or commission ("Governmental Entity") or other Person except
(i) with regard to the Stockholder Approval (as defined in Section 5 hereof), and (ii) where the failure to obtain such consent, approval, authorization or exemption or to make such filing or registration or to provide such notice (1) would not reasonably be expected to either prevent or delay the Borrower's ability to perform its obligations under this Note and (2) could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

            (e) No Conflicts. The execution, delivery and performance of this Note does not, and the consummation of the transactions contemplated hereby will not, (i) conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of the Borrower or any of its Subsidiaries, (ii) conflict with, result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default under or conflict with (or give rise to any right of termination, amendment, cancellation or acceleration of any right or obligation or loss of any benefit under) any of the terms, conditions or provisions of any note, bond, mortgage, license, indenture, lease, contract or other agreement, instrument or obligation to which the Borrower or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound or affected, (iii) conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, law, ruling, ordinance, rule or regulation (including, without limitation, federal and state securities laws and regulations) (collectively, "Laws") applicable to the Borrower or any of its Subsidiaries or by which any of their properties or assets are bound or affected or (iv) result in the creation or imposition of any pledge, claim, lien, charge, encumbrance or security interest of any kind or nature whatsoever (any of the foregoing, an "Encumbrance") against any of the properties or assets of the Borrower or any of its Subsidiaries, except for the Security Agreement, and except in the case of clauses (ii) or (iii) above, where such conflicts or violations could neither prevent or delay the Borrower's ability to consummate the transactions contemplated by this Note nor reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

            (f) SEC Filings. Except as disclosed in the Company SEC Reports (as defined below) and in the registration statements filed by the Borrower with the United States Securities and Exchange Commission ("SEC"), the Borrower has filed all reports and registration statements required to be filed by it with the SEC. As of its filing date, and giving effect to any amendments thereof, each report filed by the Borrower with the SEC (collectively, the "Company SEC Reports") and each registration statement filed by the Borrower with the SEC complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended, including the rules and regulations promulgated thereunder (the "Securities Act") and the Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder (the "Exchange Act"), as the case may be. As of its filing date, and giving effect to any amendments thereof, each Company SEC Report filed pursuant to the Exchange Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Borrower's draft registration statement on Form S-1 dated August 4, 2003 provided to the Lender prior to the date hereof, and any such amended or supplemented version of such registration statement filed with the SEC, if applicable, and each other registration statement filed by the Borrower with the SEC after the date hereof pursuant to the Securities Act , as amended or supplemented, if applicable (as of the date of any such registration statement and when any amendment becomes effective) complies and will comply as to form in all material respects with the applicable requirements of the Securities Act and does not and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

            (g) Financial Statements. Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports and each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the registration statements filed by the Borrower with the SEC (collectively, the "Financial Statements") complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, had been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited financial statements contained therein (the "Interim Financial Statements"), as permitted by Form 10-Q or the Exchange Act regulations promulgated by the SEC), and each fairly presented the consolidated financial position of the Borrower and its consolidated Subsidiaries in all material respects as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated in accordance with GAAP (subject, in the case of the Interim Financial Statements, to normal audit adjustments which were not and are not expected, individually or in the aggregate, to be material in amount).

            (h) Absence of Certain Changes. Since December 30, 2002, except as disclosed in the Company SEC Reports prior to the date of this Note, the Borrower and its Subsidiaries have conducted their businesses in the ordinary course, in a manner consistent with past practice, and there has not been any event, occurrence or development of a state of circumstances or facts which, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect or could prevent or delay the Borrower's ability to consummate the transactions contemplated by this Note. For purposes of this Note, a "Material Adverse Effect" means any fact, event, change, circumstance, condition or effect which is or could reasonably be expected to be materially adverse to the business, condition (financial or otherwise), results of operations, prospects, properties, assets or liabilities of the Borrower and its Subsidiaries, taken as a whole.

            (i) Litigation. Except as set forth in the Borrower's Annual Report on Form 10-K/A filed on April 1, 2003 or the Borrower's Quarterly Report on Form 10-Q filed on May 9, 2003, there is no judgment, ruling, decree, injunction, rule or order of any Governmental Entity, arbitrator or other Person outstanding against the Borrower or any of its Subsidiaries. Since December 30, 2002, except as set forth in the Borrower's Annual Report on Form 10-K/A filed on April 1, 2003 or the Borrower's Quarterly Report on Form 10-Q filed on May 9, 2003, there have been no claims, actions, suits, proceedings or investigations, or any amendment of any prior claim, action, suit, proceeding or investigation, initiated against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Subsidiaries (or any of their respective properties or assets) at law or in equity or before or by any Governmental Entity, arbitrator or other Person which (i) in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Note or (ii) if resolved adversely to the Borrower or a Subsidiary could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

            (j) No Preemptive Rights. No preemptive rights, participation rights, rights of first offer or first refusal, tag-along or drag-along rights or other approval rights (collectively, "Preemptive Rights") will apply or become applicable in connection with or as a result of the transactions contemplated by this Note.

            (k) Due Issuance and Authorization of Securities. All of the outstanding shares of capital stock of the Borrower have been, or upon issuance will be, validly issued, fully paid and non-assessable. No securities of the Borrower are subject to Preemptive Rights or other similar rights of any or all of the stockholders of the Borrower. This Note is, and any securities issuable to the Holder upon conversion, exchange or exercise of this Note will be, upon issuance, duly authorized, validly issued, fully paid and non-assessable, each vesting in the Holder legal and valid title to such securities, free and clear of all Encumbrances and are and will not be subject to Preemptive Rights or other similar rights of any or all of the stockholders of the Borrower.

      4. Events of Default.

            If any of the following events shall occur and be continuing (each such event, an "Event of Default"):

            (i) the Borrower fails to repay the principal amount of this Note when due, or fails to pay any interest thereon when due and such failure to pay interest continues for five (5) days;

            (ii) any representation or warranty made by the Borrower in this Note shall be false in any material respect;

            (iii) the Borrower fails to convert the outstanding principal amount of this Note and any accrued and unpaid interest hereunder into shares of common stock in accordance with the terms of Section 5 and such failure continues for five (5) days;

            (iv) the Borrower violates any material covenant, agreement or condition contained in this Note, which violation shall not have been cured for a period of forty-five (45) days following notice to the Borrower from the Holder;

            (v) this Note, or any part thereof, shall (other than resulting from payment or by consent of the applicable parties thereto), at any time after its execution and delivery and for any reason, cease to be in full force and effect or shall be declared to be null and void or the validity or enforceability thereof shall be contested by the Borrower or the Borrower shall deny that the Borrower has any or further liability or obligation thereunder;

            (vi) any default or breach occurs under any other agreement, document or instrument to which Borrower or any of its Subsidiaries is a party that is not cured within any applicable grace period therefor, and such default or breach involves the failure to make any payment when due in respect of any principal of or interest on indebtedness or guaranteed indebtedness for borrowed money (other than the Obligations) of Borrower or any of its Subsidiaries in excess of $250,000 in the aggregate (including amounts owing to all creditors under any combined or syndicated credit arrangements) and such failure causes, or permits any holder of such indebtedness or guaranteed indebtedness or a trustee to cause, such indebtedness or guaranteed indebtedness or a portion thereof in excess of $250,000 in the aggregate to become due prior to its stated maturity or prior to its regularly scheduled dates of payment, in each case, regardless of whether such right is exercised, by such holder or trustee;

            (vii) Borrower fails to pay any of its indebtedness or to perform any of its obligations when due under any document between Borrower and any other Person who holds a lien on the collateral securing all or any part of the Obligations ("Collateral") that is senior to the lien held by the Holder in the Collateral and fails to cure such breach within any applicable cure period under such document (provided, that nothing contained in this Section constitutes or shall be construed as the Holder's consent to any lien being placed on the Collateral, other than liens on equipment pledged to secure the Company's equipment loan credit facility);

            (viii) the Borrower shall be liquidated, dissolved, adjudicated insolvent, or shall fail to pay, or shall admit in writing its inability to pay its debts as they mature, or shall make a general assignment for the benefit of creditors; or the Borrower shall apply for or consent to the appointment of any receiver, custodian, trustee or similar officer for it or for all or any substantial part of its property, or such receiver, custodian, trustee or similar officer shall be appointed without the application or consent of the Borrower; or the Borrower shall institute (by petition, application, answer, consent or otherwise), or take any action to authorize the institution of, any bankruptcy, insolvency, reorganization, dissolution, liquidation or similar proceeding relating to the Borrower under the Laws of any jurisdiction; or any such proceeding shall be instituted (by petition, application or otherwise) against the Borrower and such proceeding shall not be dismissed within thirty (30) days after being instituted;

            (ix) any final, non-appealable money judgment, writ or warrant of attachment, or similar process involving in any individual case or in the aggregate at any time an amount in excess of $250,000 shall be entered into or filed against the Borrower or any of its Subsidiaries or any of their respective properties or assets;

            (x) a court order is entered against Borrower enjoining the conduct of all or a material part of its business, and Borrower fails to cause such injunction to be fully stayed, dissolved or removed within sixty (60) days after such order is entered;

            (xi) the Borrower has, without the Holder's prior written consent,
(1) changed its jurisdiction of incorporation; (2) succeeded to all or any substantial part of the liabilities of any other Person; (3) directly or indirectly, consolidated with or merged into any other Person or permitted any other Person to consolidate with or merge into it or engaged in any other corporate reorganization; (4) sold, leased, conveyed, abandoned or otherwise disposed of all or substantially all or any substantial part of its assets in one transaction or a series of transactions; (5) engaged in a transaction or series of transactions in which more than twenty percent (20%) of the voting power of the Borrower directly or indirectly may be issued, transferred or disposed of (including by exercise, exchange or conversion of derivative securities) to a Person other than ZAM Holdings, L.P.; (6) incurred, assumed or guaranteed any indebtedness for borrowed money or incurred Encumbrances (other than pursuant to (A) Borrower's senior secured promissory note, dated as of March 31, 2003, for the benefit of First Republic Bank (the "Prior Note"), (B) an Investment Agreement among Borrower, ZAM Holdings, L.P., Eric
J. Gleacher ("Gleacher"), Charles G. Phillips ("Phillips") and LJCB Nominees Pty. Ltd. pursuant to which Borrower issues to such other parties senior secured convertible notes of Borrower (such agreement, the "Investment Agreement"); provided, that such Investment Agreement expressly provides that such senior secured convertible notes are exempt pursuant to this Section 4(xi)(6) and (C) senior secured convertible notes, issued as of the date hereof, or to be issued, by Borrower to Gleacher and Phillips in the principal amounts of $378,802 and $151,957.50, respectively) in excess of $3 million; or
(7) agreed or committed to do any of the foregoing;

            (xii) (1) the validity or priority of the Holder's security interest in the Collateral is impaired in any material respect for any reason; or (2) the value of the Collateral has deteriorated, declined or depreciated as a result of any intentional act or omission by Borrower; or

            (xiii) an "Event of Default" shall occur under the Security
Agreement;

then, (A) upon the occurrence of any Event of Default described in clause
(viii) of this Section 4, the Obligations shall automatically become immediately due and payable without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or further notice of any kind, all of which are hereby expressly waived by the Borrower, and (B) upon the occurrence of any other Event of Default, the Holder may, at its option, by written notice to the Borrower declare the Obligations to be forthwith due and payable, whereupon such Obligations shall become and be forthwith due and payable, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or further notice of any kind, all of which are hereby expressly waived by the Borrower.

            Other than as provided in this Section 4, the Note shall be satisfied only by Conversion pursuant to Section 5 or by payment in full of all amounts due hereunder.

      5. Conversion.

            (a) Conversion Right. Subject to and upon compliance with the provisions hereof, and subject to the approval of the stockholders of Borrower with respect to the conversion feature of this Note, but (provided that Borrower shall not have presented at a meeting of its stockholders the conversion feature of this Note for approval by such stockholders) only if required under applicable Law, (the "Stockholder Approval"), the Holder shall have the right, at any time or from time to time, to convert all or any portion of the Total Convertible Amount into as many shares of common stock, par value $.01 per share, of Borrower ("Common Stock") as the portion of the Total Convertible Amount so converted is a multiple of the Initial Conversion Price or, in case an adjustment of such price has taken place pursuant to the provisions of this Section 5, then at the price as last adjusted and in effect at the date this Note or portion thereof is surrendered for conversion (such price or such price as last adjusted, as the case may be, the "Conversion Price"). Notwithstanding the preceding sentence, if, pursuant to Article I,
Section 1.1(b) of the Investment Agreement, the stockholders of the Borrower collectively subscribe for a number of Rights Shares that equals at least $2,000,000, then the Holder shall elect to convert the Total Convertible Amount in its entirety into shares of Common Stock of the Borrower pursuant to this Section 5. For the purposes of this Note, the term "Total Convertible Amount" shall mean, on any date, the sum of the unpaid principal amount of this Note and the accrued and unpaid interest thereon on such date. For the purposes of this Note, the term "Initial Conversion Price" shall mean the lesser of (i) $1.50 and (ii) 85% of the weighted average price per share of Borrower's Common Stock as reported on the Nasdaq National Market for the fifteen trading day period ending three trading days before the conversion date (provided, that (1) if the shares of such Common Stock then are not traded on the Nasdaq National Market, the average of the highest reported bid and lowest reported asked price for each of such fifteen days as reported by NASDAQ shall be used; (2) if the shares of such Common Stock then are not listed and traded on the NASDAQ, the average closing prices for such fifteen days as reported by the principal national securities exchange on which the shares are listed and traded shall be used; or (3) if the shares of such Common Stock are not then listed or traded on NASDAQ or a national securities exchange, the fair market value as determined jointly in good faith by the Holder and the Borrower shall be used).

            (b) Manner of Conversion. This Note may be converted on any Business Day prior to the Maturity Date (any such date of conversion, a "Conversion Date"). In order to exercise such conversion privilege, the Holder shall surrender this Note to the Borrower accompanied by a written statement (the "Conversion Notice") designating the portion of the Total Convertible Amount to be converted. If the Holder elects to convert this Note, or a portion thereof, such conversion (a "Conversion") shall be deemed to have taken place immediately prior to the close of business on the Conversion Date, and at such time the rights of the Holder as Holder of this Note shall cease to the extent of the portion of the Total Convertible Amount so converted and the Holder shall be treated for all purposes (with respect to such portion) as the record holder of the Common Stock issuable upon Conversion at such time.

            (c) Delivery of Stock Certificates, Etc. The Borrower, at its expense (including the payment by it of any documentary stamp or similar issue or transfer taxes, other than any taxes which may then be payable in respect of the transfer of any such shares of Common Stock in a name other than that of the Holder), will issue and deliver to the Holder as promptly as practicable on or after a Conversion Date a certificate or certificates for the number of shares of Common Stock of the Borrower issuable upon the Conversion. If this Note shall be converted only in part, the Borrower shall, upon such Conversion, execute and deliver to the Holder, at the expense of the Borrower, a new Note in principal amount equal to the unconverted portion of the Total Convertible Amount (dated as of the Conversion Date).

            (d) Adjustments on Conversion. The Borrower shall pay all interest on the portion of this Note surrendered for conversion accrued through the last full business day immediately preceding the date that the Conversion Notice shall have been received by the Borrower, provided that no such payment shall be made if the interest so accrued is converted pursuant to this Section
5. No fractional shares of common stock shall be issued upon conversion of this Note, but, if the conversion results in a fraction, an amount equal to such fraction multiplied by the Per Share Market Price of the Common Stock on the last Business Day prior to the Conversion Date shall be paid in cash to the Holder. "Per Share Market Price" means, for any date of determination thereof, the average daily Market Price per share for the 15 trading days immediately preceding such date. The term "Market Price" shall mean the last reported sale price per share regular way of Borrower's Common Stock as reported on the Nasdaq National Market (provided, that (1) if the shares of such Common Stock then are not traded on the Nasdaq National Market, the average of the highest reported bid and lowest reported asked price for such day as reported by NASDAQ shall be used; (2) if the shares of such Common Stock then are not listed and traded on the NASDAQ, the closing price for such day as reported by the principal national securities exchange on which the shares are listed and traded shall be used; or (3) if the shares of such Common Stock are not then listed or traded on NASDAQ or a national securities exchange, the fair market value as determined jointly in good faith by the Holder and the Borrower shall be used).

            (e) Adjustments to Conversion Price.

                  (i) Adjustments for Recapitalization. In case the Borrower at any time on or after the date hereof shall:

                  (A) pay a dividend or make a distribution in shares of Common Stock to holders of its capital stock of any class,

                  (B) subdivide its outstanding shares of Common Stock into a larger number of shares,

                  (C) combine its outstanding shares of Common Stock into a smaller number of shares,

                  (D) pay a dividend or make a distribution to holders of its Common Stock in (1) shares of its capital stock other than Common Stock, (2) assets (including, without limitation, securities of other Persons), evidences of indebtedness or rights, or (3) options or warrants to subscribe for or purchase any of its securities (collectively, "Other Securities or Assets"), then the Conversion Price shall be adjusted to that price determined by multiplying the Conversion Price in effect immediately prior to such event by a fraction (x) the numerator of which shall be the total number of outstanding shares of Common Stock of the Borrower immediately prior to such event, and (y) the denominator of which shall be the total number of outstanding shares of Common Stock of the Borrower immediately after such event; provided that if the Borrower shall pay a dividend or make a distribution on its Common Stock in Other Securities or Assets, the Conversion Price shall be adjusted to the price obtained by multiplying the price then subject to adjustment by a fraction (x) the numerator of which shall be the Per Share Market Price of the Common Stock on the record date for such dividend or distribution, less the fair market value (on a per share of Common Stock basis) as determined jointly in good faith by the Holder and the Borrower of the Other Securities or Assets so distributed, and (y) the denominator of which shall be the Per Share Market Price of the Common Stock on the record date for such dividend or distribution. Any adjustment made pursuant to this paragraph shall become effective immediately after the record date in the case of a dividend or distribution and shall become effective immediately after the effective date in the case of subdivision or combination. The provisions of this Section 5(e) shall apply to the Conversion Price determined (directly or indirectly) by reference to the Initial Conversion Price of $1.50 and to any transactions described in
      (A) through (D) above occurring during or after a fifteen trading day period referred to in Section 5(a) but ending on the Conversion Date; provided, that if any such transaction described in (A) through (D) above occurs during a fifteen trading day period referred to in Section 5(a), the calculation of the Conversion Price shall be equitably adjusted to provide for a consistent basis of calculation during such period.

                  (ii) De Minimis Adjustments. Except as hereinafter provided, no adjustment of the Conversion Price hereunder shall be made if such adjustment results in a change of less than 1% in the Conversion Price then in effect. Any adjustment of less than 1% in the Conversion Price then in effect shall be carried forward and shall be made at the time of and together with any subsequent adjustment which, together with adjustment or adjustments so carried forward, amounts to 1% or more of the Conversion Price then in existence.

            (f) Adjustments for Reorganization. If the Borrower shall be reorganized or shall be merged into or consolidate with any another Person or shall sell all or substantially all of its assets or another Person shall be merged into Borrower and in connection therewith Common Stock of the Borrower shall be changed or converted into Successor Assets (as hereinafter defined), or if the Borrower shall issue by reclassification of its shares of Common Stock any shares of capital stock of the Borrower (each such event, an "Organic Change"), then, as a condition of such Organic Change, lawful and adequate provision shall be made whereby the Holder shall thereafter have the right to receive upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore receivable upon conversion of this Note, such shares of stock, securities, assets or cash (collectively, the "Successor Assets") as may (by virtue of such Organic Change) be issued or payable with respect to or in exchange for a number of outstanding shares of Common Stock equal to the number of shares of Common Stock immediately theretofore so receivable by the Holder hereunder had such Organic Change not taken place. In any such case, appropriate provisions shall be made with respect to the rights and interests of the Holder to the end that the provisions of this Section 5 (including, without limitation, provisions for adjustment of the Conversion Price) shall thereafter be applicable as nearly as may be, in relation to any Successor Assets thereafter deliverable upon conversion of this Note.

            (g) Dissolution or Liquidation. In the event of any proposed distribution of the assets of the Borrower in dissolution or liquidation (except under circumstances when Section 5(f) shall be applicable), the Borrower shall mail notice thereof to the Holder of this Note and shall make no distribution to stockholders until the expiration of 30 days from the date of mailing of such notice and, in any such case, the Holder may exercise the conversion rights with respect to this Note within 30 days from the date of mailing such notice and all rights herein granted not so exercised within such 30-day period shall thereafter become null and void.

            (h) Certain Events. If any event occurs of the type contemplated by Sections 5(e), 5(f), or 5(g) but not expressly provided for by such provisions which adversely affect the rights of the Holder in a manner different than the holders of Common Stock, then the Borrower's board of directors shall make an appropriate adjustment in the number of shares of Common Stock obtainable upon conversion of this Note pursuant to Section 5(a) so as to protect the rights of the Holder.

            (i) Notices. The Borrower shall provide notice to the Holder, in accordance with Section 11 of this Note, at least ten (10) Business Days prior to the record date (or, if there is no record date, the date of such dividend, distribution or event) for (i) any dividend, distribution or event that would trigger adjustment hereunder and (ii) any dividend or distribution to all holders of Common Stock outside the ordinary course of business, describing the material terms thereof. Upon any adjustment or other change relating to the shares of Common Stock or other property issuable upon the Conversion pursuant to Section 5(a), then and in each such case the Borrower shall give written notice thereof to Holder, in accordance with Section 11 of this Note, which notice shall state the increase or decrease, if any, in the number or other denomination of the shares of Common Stock issuable upon the Conversion pursuant to Section 5(a), and the amount of other property receivable upon the Conversion, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.

            (j) Adequate Shares. The Borrower will at all times reserve and keep available out of its authorized but unissued capital stock 1,938,481 shares of Common Stock for the purpose of effecting the Conversion pursuant to
Section 5(a). All shares of stock which may be issuable upon the Conversion pursuant to Section 5(a) will, upon issuance, be validly issued, fully paid and non-assessable and free from all taxes (other than any taxes which may then be payable in respect of the transfer of any such shares), liens and charges with respect to the issuance thereof. The shares of stock issuable upon the Conversion pursuant to Section 5(a) shall be issued without charge to the Holder thereof for any issuance tax in respect thereof or other cost incurred by the Borrower in connection with the Conversion and the related issuance of such shares. The Borrower shall not close its books against the transfer of shares of stock issued or issuable upon the Conversion pursuant to
Section 5(a) in any manner which interferes with the timely conversion of this Note. The Borrower shall provide reasonable assistance and cooperate with any Holder of this Note as required to make any governmental filings or obtain any licenses, permits, certificates, consents, orders, approvals or other authorizations from governmental authorities (collectively, "Governmental Approvals") prior to or in connection with the conversion of this Note (including, without limitation, making any filings required to be made by the Borrower). The Borrower shall take all such reasonable actions as may be necessary to assure that all stock which may be issuable upon the Conversion pursuant to this Section 5 may be issued without violation of any applicable Law or governmental regulation. The Borrower shall, as promptly as practicable, duly call, give notice of, convene and hold a meeting of its stockholders in accordance with applicable Law and its organizational documents for the purpose of obtaining the Stockholder Approval and the approval of the stockholders of Borrower with respect to the conversion feature of the Prior Note ("Prior Note Approval"). The Borrower, consistent with the board of directors' fiduciary duties, shall use its best efforts to obtain the Stockholder Approval and Prior Note Approval in accordance with applicable Law.

            (k) Listing Obligation. As long as Borrower has securities listed on NASDAQ or any other stock exchange, Borrower will take all reasonable steps necessary, and pay all reasonable fees required, to list all of the shares of Common Stock issued or issuable upon conversion, exchange or exercise of, or otherwise in connection with, this Note on NASDAQ or such other stock exchanges in the United States of America on which the Common Stock then is listed. Following the initial listing of such shares, the Borrower, consistent with the board of directors' fiduciary duties, will use its commercially reasonable best efforts to maintain the listing of such shares whenever the Common Stock is listed on any such exchange.

      6. Covenants of Borrower While Note Is Outstanding. The Borrower agrees that, so long as there is any unpaid principal or interest outstanding or other amount due to the Holder under this Note:

          (i) Payment of Obligations. The Borrower will pay and discharge, and will cause each Subsidiary to pay and discharge, at or before maturity, all their respective obligations and liabilities, including, without limitation, tax liabilities, except where such tax liabilities may be contested in good faith by appropriate proceedings, and will maintain, and will cause each Subsidiary to maintain, in accordance with generally accepted accounting principles, appropriate reserves for the accrual of any of the same, and except where such failures to pay and discharge, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect;

          (ii) Maintenance of Property; Insurance. The Borrower will keep, and will cause each Subsidiary to keep, all material property useful and necessary in its business in good working order and condition; and will maintain, and will cause each Subsidiary to maintain (either in the name of the Borrower or in such Subsidiary's own name) with financially sound and reputable insurance companies, insurance on all their property in at least such amounts and against at least such risks as are usually insured against in the same general area by companies of established repute engaged in the same or a similar business. The Borrower will furnish to the Holder, upon written request, full information as to the insurance carried;

          (iii) Conduct of Business and Maintenance of Existence. The Borrower will continue, and will cause each Subsidiary to continue, to engage in business of the same general type as now conducted by the Borrower and its Subsidiaries, and will preserve, renew and keep in full force and effect, and will cause each Subsidiary to preserve, renew and keep in full force and effect their respective corporate existence and their respective rights, privileges and franchises necessary or desirable in the normal conduct of business, except for such failures to continue and failures to preserve, renew and keep that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect; provided that nothing in this Section shall prohibit the abandonment or termination of the corporate existence, rights, privileges or franchises of any Subsidiary when deemed by the Borrower in good faith to be in the best interest of its overall business;

          (iv) Compliance with Laws. Each of Borrower and its Subsidiaries shall comply with all federal, state, local and foreign Laws and regulations applicable to it, except to the extent that the failure to comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect;

          (v) Books and Records; Inspections by Holder. Borrower shall keep and maintain complete and accurate books and records relating to its business at its principal place of business. The Holder shall have access to such books and records at all reasonable times upon not less than two (2) Business
                  Days prior written notice to Borrower for the purposes of examination, inspection, verification, copying and for any other reasonable purpose. Borrower authorizes the Holder, at its option but without any obligation of any kind to do so, to discuss the affairs, finances and accounts of Borrower with any of Borrower's officers and directors and, at the Holder's expense, with Borrower's independent accountants and auditors, and Borrower irrevocably authorizes all accountants and auditors employed or retained by Borrower to respond to and answer all requests from the Holder for financial and other information regarding Borrower. Borrower waives the benefit of any accountant-client privilege or other evidentiary privilege precluding or limiting the disclosure or delivery of any of its books and records to the Holder (except that Borrower does not waive any attorney-client privilege).

          (vi) Notice of Material Adverse Changes. Borrower shall immediately notify the Holder in writing of (a) any Material Adverse Effect; (b) any material adverse change in the Collateral;
                  (c) any claim, action, suit, proceeding or investigation, or any amendment of any prior claim, action, suit, proceeding or investigation, initiated against or threatened against or affecting the Borrower or any of its Subsidiaries (or any of their respective properties or assets) which, individually or in the aggregate, may cause or result in a Material
                  Adverse Effect or any material impairment in the ability of Borrower to carry on its business in substantially the same manner as it is now being conducted; and (d) any occurrence which could form the basis of an Event of Default.

          (vii) Licenses. Borrower shall maintain all Governmental Approvals necessary for the ownership of its properties and the conduct of its businesses, except for Governmental Approvals the failure of which to maintain would not reasonably be expected to have a Material Adverse Effect.

          (viii) Further Assurances. Upon the Holder's request, Borrower shall execute and deliver to the Holder such further documents and agreements, in form and substance satisfactory to the Holder, as the Holder may reasonably require to effectuate the terms of this Agreement and the Security Agreement, including, without limitation, executing, and causing the other necessary parties to execute, a registration rights agreement covering the shares of Common Stock issuable upon conversion of this Note on terms acceptable to Holder.

          (ix) Negative Covenants. Other than pursuant to the Investment Agreement, the Borrower shall not, nor shall it permit any of its Subsidiaries to, without the prior written consent of the Holder:

                  (i) directly or indirectly, by operation of Law or otherwise, merge or consolidate with or into any Person;

                  (ii) (a) create, incur, assume or permit to exist any long-term Indebtedness (as defined below); (b) except in the ordinary course of business, consistent with past practice and in an aggregate amount not to exceed $250,000 for any consecutive twelve (12) month period, create, incur, assume or permit to exist short-term Indebtedness; (c) pay, repay, discharge, purchase, repurchase or satisfy any Indebtedness issued or guaranteed by the Borrower or any Borrower Subsidiary, except as required by the terms thereof; (d) modify the terms of any Indebtedness or other liability, other than modifications of short term debt in the ordinary and usual course of business and consistent with past practice or (e) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person;

                  (iii) other than liens on equipment pledged to secure the Company's equipment loan credit facility, create, incur, assume or permit to exist any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, lien, charge, claim, security interest, easement or Encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any lease or title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement perfecting a security interest under the Uniform Commercial Code or comparable Law of any jurisdiction); or

                  (iv) enter into any agreement, contract, commitment or arrangement to do any of the foregoing, or authorize, recommend, propose or announce an intention to do, any of the foregoing.

      For purposes of this Note, "Indebtedness" means (i) all indebtedness for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), (ii) any other indebtedness that is evidenced by a note, bond, debenture or similar instrument, (iii) all obligations under financing leases, (iv) all obligations in respect of acceptances issued or created, (v) all liabilities secured by any lien on any property and (vi) all guarantee obligations.

            (x) Stockholders Meeting. The Company shall, as promptly as practicable, duly call, give notice of, convene and hold a meeting of its stockholders in accordance with applicable law and its organizational documents for the purpose of obtaining the Stockholder Approval.

      7. Investment Intent. The Holder hereby represents and warrants to the Borrower that it is an "accredited investor" within the meaning of Rule 501(a) promulgated under the Securities Act.

      8. Security. Payment of the Obligations is secured pursuant to the Security Agreement.

      9. Business Days. If any payment is due, or any time period for giving notice or taking action expires, on a day which is not a Business Day, the payment shall be due and payable on, and the time period shall automatically be extended to, the immediately succeeding Business Day, and interest shall continue to accrue at the required rate hereunder until any such payment is made.

      10. Governing Law; Consent to Jurisdiction. THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF NEW YORK, AND SHALL BIND AND INURE TO THE BENEFIT OF THE PARTIES HERETO AND THEIR RESPECTIVE SUCCESSORS AND ASSIGNS.

            THE BORROWER HEREBY CONSENTS TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF NEW YORK AND THE UNITED STATES OF AMERICA, IN EACH CASE LOCATED IN NEW YORK COUNTY (THE "SELECTED COURTS") FOR ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS NOTE (AND AGREES NOT TO COMMENCE ANY PROCEEDING RELATING THERETO EXCEPT IN SUCH COURTS) AND WAIVES ANY OBJECTION TO VENUE BEING LAID IN ANY OF THE SELECTED COURTS WHETHER BASED ON THE GROUNDS OF FORUM NON CONVENIENS OR OTHERWISE. THE BORROWER HEREBY AGREES THAT SERVICE OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT BY U.S. REGISTERED MAIL TO ITS ADDRESS SET FORTH ABOVE SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY ACTION, SUIT OR PROCEEDING IN NEW YORK WITH RESPECT TO ANY MATTERS TO WHICH IT HAS SUBMITTED TO JURISDICTION IN THIS SECTION.

      11. Notices. All notices provided for herein shall be delivered (a) if to the Borrower, to it at Cosi, Inc., 242 West 36th Street, New York, NY 10018, Attn: William D. Forrest, and (b) if to the Holder, to it at ZAM Holdings, L.P., c/o Ziff Brothers Investments, L.C., 153 E. 53 Street, New York, NY 10022 with a copy (which shall not constitute notice) to Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, NY 10036,
Attention: Diana M. Lopo, Esq., Telecopy No.: (212) 735-2000. All notices, requests, consents and other communications hereunder to any party shall be deemed to be sufficient if contained in a written instrument delivered in person or sent by telecopy, nationally recognized overnight courier or first class registered or certified mail, return receipt requested, postage prepaid, addressed to such party at the address set forth in this Section 11 or such other address as may hereafter be designated in writing by such party to the other party.

      12. Miscellaneous.

            (a) Amendment; Waiver. No failure or delay on the part of the Holder in exercising any power or right hereunder, and no course of dealing between the Borrower and the Holder of this Note, shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. No modification or waiver of any provision of this Note nor consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be in writing and executed by the Holder, and then such modification, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances. No amendment to, or modification of, any provision of this Note shall in any event be effective unless the same shall be in writing and executed and delivered by the Borrower and the Holder. No waiver of, or consent with respect to, any provision of this Note shall in any event be effective unless the same shall be in writing and executed and delivered by the party from whom such waiver or consent is sought.

            (b) Successors and Assigns. Subject to the terms and conditions of this Note, this Note shall inure to the benefit of the Holder of this Note and the Borrower and their respective successors and assigns and be binding upon the Holder of this Note and the Borrower and their respective successors and assigns.

            (c) Entire Agreement. This Note and the Security Agreement, and the agreements, documents and instruments executed in connection herewith and therewith, constitute the entire understanding between the Borrower and the Holder with respect to the subject matter hereof and supersede any prior agreements, written or oral, with respect thereto. The rights and remedies provided pursuant to this Note are cumulative and are not exclusive of any rights or remedies which any party otherwise may have at law or in equity.

            (d) Lost, Stolen, Destroyed or Mutilated Note. If this Note is lost, stolen or destroyed, upon Borrower's receipt of a reasonably satisfactory indemnification agreement executed by the Holder, or if this Note is mutilated, upon the Holder's surrender of the mutilated Note to Borrower, Borrower shall execute and deliver to the Holder a new promissory note which is identical in form and content to this Note to replace the lost, stolen, destroyed or mutilated Note. Such a replacement note shall be deemed a "Note" for all purposes hereunder.

            (e) Attorneys' Fees and Costs and Other Expenses. Upon the Holder's demand, Borrower shall reimburse the Holder for all costs and expenses, including reasonable attorneys' fees and costs, incurred by the Holder in connection with the exercise of any or all of the Holder 's rights and remedies under this Note or the Security Agreement, the enforcement of any or all Obligations, whether or not any legal proceedings are instituted by the Holder, or the defense of any action or proceeding by Borrower or any other Person relating to the Loan. Without limiting the generality of the immediately preceding sentence, such costs and expenses shall include all reasonable attorneys' fees and costs incurred by the Holder in connection with any federal or state bankruptcy, insolvency, reorganization, or other similar proceeding by or against Borrower which in any way affects the Holder's exercise of its rights and remedies under the Note or the Security Agreement. Borrower's obligation to reimburse the Holder under this Section shall include payment of interest on all amounts expended by the Holder from the date of expenditure at the rate of interest applicable to principal under the Note. Wherever any of the terms of this Note or the Security Agreement provide for the payment or recovery of costs, fees, or other expenses (including attorneys' fees and costs), such term shall be deemed to provide for the payment or recovery of reasonable costs, fees, expenses, and reasonable attorneys' fees and costs.

            (f) Time of the Essence. Time is of the essence in the performance by Borrower of each provision of this Note and the Security Agreement.

            (g) Interpretation. This Note shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Note. The definitions used in this Note are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. The words "hereof," "herein" and "hereunder" and words of similar import when used in this Note shall refer to this Note as a whole and not to any particular provision of this Note. Any statute defined or referred to herein or in any agreement or instrument that is referred to herein means such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes.

      13. Descriptive Headings. The headings appearing in this Note have been inserted for convenience of reference only and shall be given no substantive meaning or significance whatsoever in construing the terms and provisions of this Note.

      14. Severability. Should any provision of this Note be judicially declared to be invalid, unenforceable or void, such decision will not have the effect of invalidating or voiding the remainder of this Note, and the parties hereto agree that the provision of this Note so held to be invalid, unenforceable or void will be deemed to have been stricken herefrom and the remainder will have the same force and effectiveness as if such provision had never been included herein, provided, however the parties hereto shall use their best efforts replace the provision so deemed to have been stricken herefrom with a provision that the parties reasonably believe to be valid and enforceable and which has a substantially identical economic and legal effect as the provision so deemed to have been stricken herefrom.

      15. Prior Agreements. Borrower and Holder agree that the Loan constitutes "other funding support" for purposes of the funding letter, dated as of March 31, 2003 from Lender to Borrower.


            IN WITNESS WHEREOF, the Borrower has duly executed and delivered this Note as of the date first written above.


                                        Cosi, Inc.


                                        By: /s/ William D. Forrest
                                            --------------------------------
                                            Name:  William D. Forrest
                                            Title: Executive Chairman